Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (Nos. 333-149531, 333-149531-01 and 333-149531-02) of GlaxoSmithKline plc, GlaxoSmithKline Capital plc and GlaxoSmithKline Capital Inc., and in the Registration Statements on Form S-8 (Nos. 333-13022, 333-88966 and 333-100388) of GlaxoSmithKline plc of our report dated 4 March 2009, relating to the financial statements and the effectiveness of internal control over financial reporting of GlaxoSmithKline plc, which appears in this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
London, England
4 March 2009